EXHIBIT 10.5

MEMORANDUM OF UNDERSTANDING

This Memorandum of understanding is entered into this 17th day of June 2002, among WAYMON L. HICKMAN ("Hickman"), FIRST FARMERS & MERCHANTS NATIONAL BANK ("Bank"), and FIRST FARMERS & MERCHANTS CORPORATION ("Corporation").

WHEREAS, Hickman is currently serving as an officer and director of Bank and Corporation in the capacities of Chairman of the Board and Chief Executive Officer.

WHEREAS, Hickman wishes to reduce his personal time commitment to his job, but to continue to serve as an officer and employee and has proposed that he resign as Chief Executive Officer effective June 30, 2002, and thereafter continue as Chairman of the Board of the Bank and the Corporation, Chairman of the Executive Committee of the Bank and the Corporation, Chairman of the Trust Committee of the Bank, as a member of the Compensation Committee of the Bank, and any other bank responsibilities as assigned by the board of directors. Hickman would continue to serve in various civic, professional, and charitable positions as he chooses.

Hickman would devote not less than 1,000 hours per year to his job for which he would receive:

  $10,000 per month;
  Those employee and officer benefits he now receives, including but not limited to: medical insurance coverage, Country Club dues and bank related expenses, use of bank automobile, also included is participation in the employee qualified retirement plan; and
  Participation in the Senior Executive Officers' Bonus Plan on the same basis as other senior officers, with base being salary as established on January 1, 2002, which is $264,600.00. It is understood between both parties that the bonus for 2002 would be computed with the same formula used in 2001. The bonus would then be computed for 2003, through April 2005, on the same basis as the other senior officers.

Hickman's agreement with Bank and the Corporation will terminate April 30, 2005, unless terminated earlier by mutual agreement, with any changes in this memorandum to be agreed upon by both parties.

\s\ Waymon L. Hickman
WAYMON L. HICKMAN

\s\ H. Terry Cook, Jr.
H. TERRY COOK, JR., CHAIRMAN COMPENSATION COMMITTEE FIRST FARMERS & MERCHANTS NATIONAL BANK

FIRST FARMERS & MERCHANTS
NATIONAL BANK
By: \s\ T. Randy Stevens
Its: PRESIDENT

FIRST FARMERS & MERCHANTS
CORPORATION
By: \s\ T. Randy Stevens
Its: PRESIDENT
ATTEST:
\s\ Martha M. McKennon
SECRETARY